[EXHIBIT 3.3]
                     CERTIFICATE OF AMENDMENT OF ARTICLES OF

                                INCORPORATION OF

                           MOLLER INTERNATIONAL, INC.

     Paul S. Moller and Jack G. Allison certify that:

     1. They are the president and secretary, respectively, of MOLLER INTERNATIONAL, INC., a California corporation.

     2. The following amendment to the articles of incorporation of the corporation has been duly approved by the board of directors of the corporation:

     "RESOLVED, that the Articles of Incorporation be amended as follows:

          "Article THREE of the articles of incorporation is amended to read in its entirety as follows:

               "THREE: This Corporation is authorized to issue two (2) classes of shares to be designated "Common" shares and "Preferred" respectively. The total number of Common shares which this Corporation is authorized to issue is One Hundred Fifty Million (150,000,000). The total number of Preferred shares which this Corporation is authorized to issue is Fifty Million (50,000,000). The Preferred Shares may be authorized in one or more series. The Board of Directors is authorized to fix the number of any such series of Preferred shares and to fix the designation of such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsesquent to the issue of shares of that series."

     3. The amendment was duly approved by the required vote of shareholders in accordance with California Corporations Code ss.902. The total number of outstanding shares entitled to vote with respect to the amendment was _______, the favorable vote of a majority of such shares is required to approve the amendment, and the number of such shares voting in favor of the amendment equaled or exceeded the required vote.

                                            /S/ Paul S. Moller
                                            ----------------------------
                                            Paul S. Moller, President

                                            Jack G. Allison
                                            ----------------------------
                                            Jack G. Allison, Secretary


 We hereby declare that we are the persons who executed the foregoing Certificate of Amendment of Articles of Incorporation, which execution is our act and deed.


                                            /S/ Paul S. Moller
                                            ----------------------------
                                            Paul S. Moller, President

                                            Jack G. Allison
                                            ----------------------------
                                            Jack G. Allison, Secretary